EXHIBIT 99.1

CARS Reports Third Quarter 2021 Results

Achieves High End of Guidance Range for the Quarter

Continues Growth in ARPD, Dealer Customers and Revenue

Acquires CreditIQ, Automotive Finance Platform

CHICAGO, Nov. 4, 2021 -- Cars.com Inc. (NYSE: CARS) ("CARS" or the "Company"), a leading automotive marketplace platform that provides a robust set of industry-specific digital solutions, today released its financial results for the quarter ended September 30, 2021.

Q3 2021 Financial and Key Metric Highlights

•
Revenue of $156.6 million, up $12.2 million, or 8% year-over-year
•
Net income of $2.4 million, or $0.03 per diluted share
•
Adjusted EBITDA of $45.8 million, or 29% of Revenue
•
Year-to-Date Net cash provided by operating activities of $116.2 million, up 20% year-over-year, with Free Cash Flow of $98.3 million, up 17% year-over-year
•
Average Monthly Unique Visitors (“UVs”) of 24.3 million, down 4% year-over-year
•
Traffic of 142.4 million, down 10% year-over-year
•
Monthly Average Revenue Per Dealer (“ARPD”) of $2,332, up 7% from $2,183 in the prior-year period
•
Dealer Customers of 19,029 as of September 30, 2021, up 184 compared to 18,845 as of June 30, 2021, and up 899, or 5%, compared to September 30, 2020

Operational Highlights

•
Acquired CreditIQ, which is expected to close shortly, enabling the Company to enter the multi-billion-dollar auto finance market; Cars.com’s 142.4 million visits, coupled with 247.5 million visits across 5,200 Dealer Inspire websites, will power CreditIQ’s auto finance technology and create a new, lender-based revenue source
•
Paid down $32.5 million of debt, bringing total debt repayments to $107.5 million for the nine months ended September 30, 2021, and will use $30.0 million of cash on hand to fund upfront consideration for the acquisition of CreditIQ, demonstrating the Company’s continued strength in Free Cash Flow and focus on maintaining a strong balance sheet

"Revenue continues on a consistent growth trajectory, driven by growth in ARPD from accelerating adoption of our industry-leading digital solutions, new dealer growth and record retention levels,” stated Alex Vetter, President and Chief Executive Officer of CARS. “Our acquisition of CreditIQ will further strengthen the capabilities of our platform as we enter into a new and growing market, where the advantages of our category-leading brand and dealer network strengths are significant differentiators.”

Q3 2021 Results

Revenue for the third quarter totaled $156.6 million, an increase of $12.2 million, or 8%, compared to the third quarter of 2020. Dealer revenue grew 12% year-over-year, driven by 7% growth in ARPD primarily related to continued penetration of the Company’s FUEL and digital solutions products and 5% growth in dealer customers. OEM and national revenue declined 14% year-over-year due to pullbacks in OEM spending associated with fewer new model releases and continued inventory shortages, both resulting from supply-chain disruptions.

Total operating expenses were $144.5 million in the third quarter of 2021, compared to $125.3 million for the prior-year period. Adjusted Operating Expenses for the third quarter were $136.4 million in the third quarter of 2021, an increase of $15.6 million compared to the prior-year period. The third quarter of 2020 reflects the Company’s continued effective management of expenses, driven by the uncertainty caused by the COVID-19 pandemic; as a result, operating expenses were lower than those in the Company’s typical operating environment. The year-over-year increases were due to higher marketing expense as the Company returned to a more typical spending environment, as well as increased compensation and higher Product and Technology expense related to continued investments to accelerate growth in the business.

GAAP net income was $2.4 million, or $0.03 per diluted share, in the third quarter of 2021, compared to GAAP net loss of $12.3 million, or $(0.18) per diluted share, in the same period of the prior year.

Adjusted EBITDA was $45.8 million, or 29% of revenue, in the third quarter of 2021, compared to $49.0 million, or 34% of revenue, for the same period of the prior year.

The Company remains focused on driving high-quality traffic and leads while continuing to optimize marketing investments. Due to the record high traffic in the third quarter of 2020 in the midst of COVID-related restrictions, the Company experienced a decline in UVs and Traffic of 4% and 10%, respectively, year-over-year for the three months ended September 30, 2021. In addition, the Company experienced certain short-term negative impacts to UVs and Traffic in connection with the completion of the Technology Transformation. Compared to 2019, UVs were up 5% and Traffic was down 1%. Organic traffic remains strong at 68% of Traffic for the third quarter of 2021.

For the third quarter of 2021, ARPD was $2,332, up 7% year-over-year and up 1%, compared to the second quarter of 2021, driven by continued growth in dealer solutions.

Dealer Customers totaled 19,029 at the end of the third quarter, up 899, or 5%, compared to the prior year period and up 184, or 1%, compared to June 30, 2021, supported by continued record retention rates and new sales.

Cash Flow and Balance Sheet

Net cash provided by operating activities for the nine-month period ended September 30, 2021 was $116.2 million, up 20%, compared to $96.9 million in the same period of the prior year. Free Cash Flow for the nine months ended September 30, 2021 totaled $98.3 million, up 17%, compared to $84.3 million in the same period of the prior year.

The Company made $32.5 million in debt payments during the third quarter, reducing total debt outstanding to $490.0 million as of September 30, 2021. In the first nine months of 2021, the Company repaid $107.5 million of its outstanding debt, of which $100.0 million were voluntary prepayments. The Company’s total net leverage ratio as of September 30, 2021 improved to 2.3x, compared to 3.8x as of September 30, 2020. Total liquidity was $281.5 million, including cash and cash equivalents of $51.5 million and $230.0 million of revolver capacity, as of September 30, 2021.

“Our business continues to generate significant cash flow, and the consistent paydown of debt this year has strengthened our balance sheet, giving us substantial flexibility to continue to make organic and inorganic investments like CreditIQ,” stated Sonia Jain, Chief Financial Officer of CARS.

Outlook

For the fourth quarter of 2021, the Company expects Revenue of approximately $157.5 million to $159.5 million, and Adjusted EBITDA margins of approximately 28.5% to 30.5%. Guidance reflects the Company’s expectation of continued growth, reflective of the strength of the business model and incorporates potential implications of the auto inventory shortage continuing in the fourth quarter and continued investments in marketing to support its brand and in technology to drive innovation.

Q3 Earnings Call

As previously announced, management will hold a conference call and webcast today at 9:00 a.m. CT. This webcast may be accessed at investor.cars.com. A replay of the webcast will be available at this website following the conclusion of the call until November 18, 2021.

About CARS

CARS is a leading automotive marketplace platform that provides a robust set of industry-specific digital solutions that connect car shoppers with sellers. Launched in 1998 with the flagship marketplace Cars.com and headquartered in Chicago, the Company empowers shoppers with the data, resources and digital tools needed to make informed buying decisions and seamlessly connect with automotive retailers. In a rapidly changing market, CARS enables dealerships and OEMs with innovative technical solutions and data-driven intelligence to better reach and influence ready-to-buy shoppers, increase inventory turn and gain market share.

In addition to Cars.com, CARS brands include Dealer Inspire, a technology provider building solutions that future-proof dealerships with more efficient operations and connected digital experiences; FUEL, which gives dealers and OEMs the opportunity to harness the untapped power of digital video by leveraging Cars.com's pure audience of in-market car shoppers, and DealerRater, a leading car dealer review and reputation management platform.

The full suite of CARS properties includes Cars.com™, Dealer Inspire®, FUEL™, DealerRater®, Auto.com™, PickupTrucks.com™ and NewCars.com®. For more information, visit www.Cars.com.

Non-GAAP Financial Measures

This earnings release discusses Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow and Adjusted Operating Expenses. These financial measures are not prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). These financial measures are presented as supplemental measures of operating performance because the Company believes they provide meaningful information regarding the Company’s performance and provide a basis to compare operating results between periods. In addition, the Company uses Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under the Company’s credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by the Company’s lenders, securities analysts, investors and other interested parties to evaluate companies in the Company’s industry. For a reconciliation of the non-GAAP measures presented in this earnings release to their most directly comparable financial measure prepared in accordance with GAAP, see "Non-GAAP Reconciliations" below.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

The Company defines Adjusted EBITDA as net income (loss) before (1) interest expense, net, (2) income tax (benefit) expense, (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, (6) unrealized mark-to-market adjustments and cash transactions related to derivative instruments, and (7) certain other items, such as transaction-related costs, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets.

Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, in addition to consulting, compensation and other incremental costs associated with integration projects.

The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internal-use software and website development costs.

The Company defines Adjusted Operating Expenses as total operating expenses adjusted to exclude stock-based compensation, write-off and impairments of goodwill, intangible assets, long-lived assets, severance, transformation and other exit costs and transaction-related costs.

Key Metric Definitions

Traffic. Traffic is fundamental to the Company’s business. Traffic to the CARS network of websites and mobile apps provides value to the Company’s advertisers in terms of audience, awareness, consideration and conversion. In addition to tracking traffic volume and sources, the Company monitors activity on its properties, allowing the Company to innovate and refine its consumer-facing offerings. Traffic is defined as the number of visits to CARS desktop and mobile properties (responsive sites and mobile apps), measured using Adobe Analytics. Traffic does not include traffic to Dealer Inspire websites. Traffic provides an indication of the Company’s consumer reach. Although the Company’s consumer reach does not directly result in revenue, the Company believes its ability to reach in-market car shoppers is attractive to its dealer customers and national advertisers.

Average Monthly Unique Visitors ("UVs"). Growth in unique visitors and consumer traffic to the Company’s network of websites and mobile apps increases the number of impressions, clicks, leads and other events it can monetize to generate revenue. The Company defines UVs in a given month as the number of distinct visitors that engage with its platform during that month. Visitors are identified when a user first visits an individual CARS property on an individual device/browser combination or installs one of its mobile apps on an individual device. If a visitor accesses more than one of the Company’s web properties or apps or uses more than one device or browser, each of those unique property/browser/app/device combinations counts toward the number of UVs. UVs do not include Dealer Inspire UVs. The Company measures UVs using Adobe Analytics.

Dealer Customers. Dealer Customers represent dealerships using the Company’s products as of the end of each reporting period. Each physical or virtual dealership location is counted separately, whether it is a single-location proprietorship or part of a large, consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer.

Average Revenue Per Dealer ("ARPD"). The Company believes that its ability to grow ARPD is an indicator of the value proposition of its platform. The Company defines ARPD as Dealer revenue, excluding digital advertising services, during the period divided by the monthly average number of Dealer Customers during the same period.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical facts are forward-looking statements. Forward-looking statements include information concerning the Company’s industry, Dealer Customers, results of operations, business strategies, plans and objectives, market potential, outlook, trends, future financial performance, planned operational and product improvements, potential strategic transactions, including the proposed acquisition of CreditIQ, liquidity, including draws from its revolving credit facility, expense management and other matters and involve known and unknown risks that are difficult to predict. As a result, the Company’s actual financial results, performance, achievements, strategic actions or prospects may differ materially from those expressed or implied by these forward-looking statements. These statements often include words such as "believe," "expect," "project," "anticipate," "outlook," "intend," "strategy," "plan," "estimate," "target," "seek," "will," "may," "would," "should," "could," "forecasts," "mission," "strive," "more," "goal" or similar expressions. Forward-looking statements are based on the Company’s current expectations, beliefs, strategies, estimates, projections and assumptions, based on its experience in the industry as well as the Company’s perceptions of historical trends, current conditions, expected future developments, current developments regarding the COVID-19 pandemic and other factors the Company thinks are appropriate. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are expressed in good faith and the Company believes these judgments are reasonable. However, you should understand that these statements are not guarantees of strategic action, performance or results. The Company’s actual results and strategic actions could differ materially from those expressed in the forward-looking statements. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond the Company’s control.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond the Company’s control, that could cause its actual results and strategic actions to differ materially from those expressed in the forward-looking statements contained in this press release. For a detailed discussion of many of these and other risks and uncertainties, see the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K and its other filings with the Securities and Exchange Commission, available on the Company’s website at investor.cars.com or via EDGAR at www.sec.gov. All forward-looking statements contained in this press release are qualified by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. The forward-looking statements contained in this press release are based only on information currently available to the Company and speak only as of the date of this press release. The Company undertakes no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

The forward-looking statements in this report are intended to be subject to the safe harbor protection provided by the federal securities laws.

CARS Investor Relations Contact:

Robbin Moore-Randolph

rmoorerandolph@cars.com

312.601.5929

CARS Media Contact:

Marita Thomas

mthomas@cars.com

312.601.5692

Cars.com Inc.
Consolidated Statements of Income (Loss)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
Dealer	$139,321	$123,955	$409,145	$332,558
OEM and National	15,273	17,753	49,671	53,167
Other	1,959	2,684	6,562	8,770
Total revenue	156,553	144,392	465,378	394,495
Operating expenses:
Cost of revenue and operations	28,928	25,434	84,978	74,376
Product and technology	20,132	15,455	56,326	42,359
Marketing and sales	51,948	45,776	156,468	132,734
General and administrative	17,919	13,289	46,800	43,866
Affiliate revenue share	—	—	—	10,970
Depreciation and amortization	25,552	25,375	76,530	87,529
Goodwill and intangible asset impairment	—	—	—	905,885
Total operating expenses	144,479	125,329	421,102	1,297,719
Operating income (loss)	12,074	19,063	44,276	(903,224)
Nonoperating expense:
Interest expense, net	(9,522)	(10,779)	(29,362)	(26,229)
Other income (expense), net	19	1,957	18	(6,987)
Total nonoperating expense, net	(9,503)	(8,822)	(29,344)	(33,216)
Income (loss) before income taxes	2,571	10,241	14,932	(936,440)
Income tax expense (benefit)	140	22,502	1,257	(112,101)
Net income (loss)	$2,431	$(12,261)	$13,675	$(824,339)
Weighted-average common shares outstanding:
Basic	69,067	67,295	68,576	67,163
Diluted	70,945	67,295	71,065	67,163
Earnings (loss) per share:
Basic	$0.04	$(0.18)	$0.20	$(12.27)
Diluted	0.03	(0.18)	0.19	(12.27)

Cars.com Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	September 30, 2021	December 31, 2020
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$51,507	$67,719
Accounts receivable, net	99,233	93,649
Prepaid expenses	9,961	6,491
Other current assets	1,009	10,222
Total current assets	161,710	178,081
Property and equipment, net	46,194	41,323
Intangible assets, net	770,829	835,166
Investments and other assets, net	19,394	21,142
Total assets	$998,127	$1,075,712
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$15,738	$16,512
Accrued compensation	17,952	18,319
Current portion of long-term debt	7,687	7,756
Other accrued liabilities	55,010	47,781
Total current liabilities	96,387	90,368
Noncurrent liabilities:
Long-term debt	470,520	576,143
Deferred tax liability	30,792	30,800
Other noncurrent liabilities	33,868	38,225
Total noncurrent liabilities	535,180	645,168
Total liabilities	631,567	735,536
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 69,025 and 67,387 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	690	674
Additional paid-in capital	1,539,583	1,530,493
Accumulated deficit	(1,170,512)	(1,184,187)
Accumulated other comprehensive loss	(3,201)	(6,804)
Total stockholders' equity	366,560	340,176
Total liabilities and stockholders' equity	$998,127	$1,075,712

Cars.com Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$13,675	$(824,339)
Adjustments to reconcile Net income (loss) to Net cash provided by operating activities:
Depreciation	12,193	15,085
Amortization of intangible assets	64,337	72,444
Goodwill and intangible asset impairment	—	905,885
Impairment of non-marketable security	—	9,447
Unrealized gain on interest rate swap	—	(2,482)
Amortization of accumulated other comprehensive income on interest rate swap	4,252	2,101
Stock-based compensation	16,156	10,338
Deferred income taxes	(659)	(102,199)
Provision for doubtful accounts	350	3,854
Amortization of debt issuance costs	2,513	2,420
Other, net	722	121
Changes in operating assets and liabilities:
Accounts receivable	(5,933)	8,814
Prepaid expenses	(3,470)	(4,089)
Other current assets	9,240	(9,968)
Other assets	1,141	819
Accounts payable	(796)	7,465
Accrued compensation	(367)	211
Other accrued liabilities	7,229	4,349
Other noncurrent liabilities	(4,357)	(3,410)
Net cash provided by operating activities	116,226	96,866
Cash flows from investing activities:
Purchase of property and equipment	(17,879)	(12,603)
Net cash used in investing activities	(17,879)	(12,603)
Cash flows from financing activities:
Proceeds from revolving loan borrowings	—	165,000
Payments of long-term debt	(107,500)	(215,312)
Stock-based compensation plans, net	(7,050)	(329)
Payments of debt issuance costs and other fees	(9)	(3,402)
Net cash used in financing activities	(114,559)	(54,043)
Net (decrease) increase in cash and cash equivalents	(16,212)	30,220
Cash and cash equivalents at beginning of period	67,719	13,549
Cash and cash equivalents at end of period	$51,507	$43,769
Supplemental cash flow information:
Cash (received) paid for income taxes, net of refunds	$(8,392)	$478
Cash paid for interest and interest rate swap	22,687	21,512

Cars.com Inc.
Non-GAAP Reconciliations
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Reconciliation of Net income (loss) to Adjusted EBITDA

Net income (loss)	$2,431	$(12,261)	$13,675	$(824,339)
Interest expense, net	9,522	10,779	29,362	26,229
Income tax expense (benefit)	140	22,502	1,257	(112,101)
Depreciation and amortization	25,552	25,375	76,530	87,529
Goodwill and intangible asset impairment	—	—	—	905,885
Stock-based compensation	5,623	4,189	16,760	10,476
Write-off of long-lived assets and other	809	(1,922)	888	7,098
Severance, transformation and other exit costs	1,073	289	2,780	6,457
Transaction-related costs	622	59	1,134	176
Adjusted EBITDA	$45,772	$49,010	$142,386	$107,410

Reconciliation of Net cash provided by operating activities to Free cash flow

Net cash provided by operating activities	$36,607	$39,237	$116,226	$96,866
Purchase of property and equipment	(4,784)	(3,878)	(17,879)	(12,603)
Free cash flow	$31,823	$35,359	$98,347	$84,263

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended September 30, 2021:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$28,928	$—	$(187)	$28,741
Product and technology	20,132	—	(1,323)	18,809
Marketing and sales	51,948	—	(1,374)	50,574
General and administrative	17,919	(2,458)	(2,739)	12,722
Affiliate revenue share	—	—	—	—
Depreciation and amortization	25,552	—	—	25,552
Goodwill and intangible asset impairment	—	—	—	—
Total operating expenses	$144,479	$(2,458)	$(5,623)	$136,398

Total nonoperating expense, net	$(9,503)	$46	$—	$(9,457)

(1) Includes severance, transformation and other exit costs, write-off of long-lived assets and other and transaction related costs.

Reconciliation of Operating expenses to Adjusted operating expenses for the Three Months Ended September 30, 2020:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$25,434	$—	$(165)	$25,269
Product and technology	15,455	—	(943)	14,512
Marketing and sales	45,776	—	(1,010)	44,766
General and administrative	13,289	(350)	(2,071)	10,868
Affiliate revenue share	—	—	—	—
Depreciation and amortization	25,375	—	—	25,375
Goodwill and intangible asset impairment	—	—	—	—
Total operating expenses	$125,329	$(350)	$(4,189)	$120,790

Total nonoperating expense, net	$(8,822)	$—	$—	$(8,822)

(1) Includes severance, transformation and other exit costs, transaction-related costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Nine Months Ended September 30, 2021:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$84,978	$—	$(730)	$84,248
Product and technology	56,326	—	(4,399)	51,927
Marketing and sales	156,468	—	(4,135)	152,333
General and administrative	46,800	(4,677)	(7,496)	34,627
Affiliate revenue share	—	—	—	—
Depreciation and amortization	76,530	—	—	76,530
Goodwill and intangible asset impairment	—	—	—	—
Total operating expenses	$421,102	$(4,677)	$(16,760)	$399,665

Total nonoperating expense, net	$(29,344)	$125	$—	$(29,219)

(1) Includes severance, transformation and other exit costs, transaction related costs, and write-off of long-lived assets and other.

Reconciliation of Operating expenses to Adjusted operating expenses for the Nine Months Ended September 30, 2020:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$74,376	$—	$(366)	$74,010
Product and technology	42,359	—	(2,430)	39,929
Marketing and sales	132,734	—	(2,489)	130,245
General and administrative	43,866	(6,766)	(5,191)	31,909
Affiliate revenue share	10,970	—	—	10,970
Depreciation and amortization	87,529	—	—	87,529
Goodwill and intangible asset impairment	905,885	(905,885)	—	—
Total operating expenses	$1,297,719	$(912,651)	$(10,476)	$374,592

Total nonoperating expense, net	$(33,216)	$9,447	$—	$(23,769)

(1) Includes write-off and impairments of goodwill, intangible assets, long-lived assets, severance, transformation and other exit costs, and transaction-related costs.